Exhibit 99.2
FOR IMMEDIATE RELEASE
TEAMSTAFF, INC. AWARDED DEPARTMENT OF VETERANS AFFAIRS’
CONSOLIDATED MAIL OUTPATIENT PHARMACY PROGRAM
Somerset, New Jersey — May 17, 2011 — TeamStaff, Inc. (Nasdaq: TSTF), a leading logistics and healthcare services provider to the Federal Government, primarily within the Departments of Defense and Veterans Affairs, announced today that its primary operating subsidiary TeamStaff Government Solutions, Inc. “TeamStaff GS” has been awarded a single source Blanket Purchase Agreement (“BPA”) for the procurement of integrated medical support for the Department of Veterans Affairs’ Consolidated Mail Outpatient Pharmacy (“CMOP”) program. The tasks to be performed include pharmacy and pharmacy technician services in support of pharmacy production management. The maximum total value under this award is expected to be approximately $140,000,000 against the Company’s Federal Supply Schedule, Professional and Allied Healthcare Staffing Services GSA VA V797P-4348a and pursuant to site-specific task orders expected to be rendered by the VA. Work will be performed in Charleston, South Carolina; Hines, Illinois; Leavenworth, Kansas; Murfreesboro, Tennessee; Tucson, Arizona; Lancaster, Texas; and Dublin, Georgia. Work is expected to begin on July 1, 2011 and continue for up to 5 years. In the interim, TeamStaff GS will continue to provide services under its previously announced interim contract.
TeamStaff CEO Zach Parker commented, “Being awarded the CMOP program is evidence of our customer’s satisfaction and confidence in TeamStaff’s performance supporting the Department of Veterans Affairs.” Over the past decade, TeamStaff has worked hand-in-hand with our customer to ensure our nation’s veterans receive their medications both quickly and accurately. We look forward to continuing to assist the Department of Veterans Affairs with this national priority service.”
About TeamStaff’s support to the DVA’s Consolidated Mail Outpatient Pharmacy Program (CMOP):
Approximately 80 percent of all prescriptions written in the Veterans Health Administration are filled by the CMOP program. The program consists of seven CMOP sites strategically located throughout the United States. The CMOP program filled about 110 million prescriptions in 2010. The CMOP program is key to the efficient, timely and accurate (improved patient safety) delivery of pharmaceutical care to our Veterans and was recently recognized by J.D. Power and Associates for their efficiency. CMOPs have assisted the Veterans Administration Medical Centers (VAMC) in decreasing the wait and travel times for Veterans who would in the past have to travel to the medical centers to pick up their prescriptions.
TeamStaff GS President Kevin Wilson stated: “TeamStaff is tremendously proud of the relationship that we have built with the CMOP program and what we are able to do for our Veterans. The commitment to superior services have become a mantra with our dedicated employees who currently support the CMOP program, and their efforts were integral in our being chosen to expand in providing these critical services to our veterans.”
About TeamStaff, Inc.
TeamStaff serves clients and their employees throughout the United States as a full-service provider of logistics and healthcare support services. TeamStaff specializes in providing high quality healthcare, logistics, and technical services to Federal agencies and the Department of Defense. For more information, visit the TeamStaff corporate web site at www.teamstaff.com or the TeamStaff Government Solutions web site at www.teamstaffgs.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this report, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and statements in this press release regarding TeamStaff, Inc.’s business which are not historical facts, are “forward-looking statements” that involve risks and uncertainties which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things our ability to obtain any needed financing; our ability to attract and retain sales and operational personnel; our ability to secure contract awards, including the ability to secure renewals of contracts under which we currently provide services; our ability to enter into contracts with United States Government facilities and agencies on terms attractive to us and to secure orders related to those contracts; changes in the timing of orders for and our placement of professionals and administrative staff; the overall level of demand for the services we provide; the variation in pricing of the contracts under which we place professionals; our ability to manage growth effectively; the performance of our management information and communication systems; the effect of existing or future government legislation and regulation; changes in government and customer priorities and requirements (including changes to respond to the priorities of Congress and the Administration, budgetary constraints, and cost-cutting initiatives); economic, business and political conditions domestically; the impact of medical malpractice and other claims asserted against us; the disruption or adverse impact to our business as a result of a terrorist attack; the loss of key officers, and management personnel; the competitive environment for our services; the effect of recognition by us of an impairment to goodwill and intangible assets; other tax and regulatory issues and developments; the effect of adjustments by us to accruals for self-insured retentions; and the effect of other events and important factors disclosed previously and from time-to-time in TeamStaff’s filings with the U.S. Securities Exchange Commission. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s periodic reports filed with the SEC. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the Company will be achieved. The forward-looking statements contained in this report are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating any forward-looking statements.
CONTACTS:
Zachary C. Parker,
President and Chief Executive Officer
John E. Kahn,
Chief Financial Officer
TeamStaff, Inc.
1 Executive Drive
Somerset, NJ 08873
866-352-5304
Donald C. Weinberger/Diana Bittner (media)
Wolfe Axelrod Weinberger Associates, LLC
212-370-4500
don@wolfeaxelrod.com
diana@wolfeaxelrod.com
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